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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Cutter & Buck (UK) Ltd.,a corporation established under the laws of the United
                        Kingdom

Cutter & Buck (Europe) B.V.,a corporation established under the laws of The
                            Netherlands